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                                                                  EXHIBIT 10.10







                                CATHERINE A. REIN





                        EMPLOYMENT CONTINUATION AGREEMENT







                                  MARCH 3, 2000






              METROPOLITAN PROPERTY AND CASUALTY INSURANCE COMPANY
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                        EMPLOYMENT CONTINUATION AGREEMENT


                  THIS AGREEMENT between METROPOLITAN PROPERTY AND CASUALTY INSURANCE COMPANY, a Rhode Island corporation (the "Company"), and Catherine A. Rein (the "Executive"), dated as of this 3rd day of March, 2000.


                              W I T N E S S E T H :


                  WHEREAS, Executive has assumed a critical position with the Company;

                  WHEREAS, the Company believes that, in the event that either it or its parent corporation, Metropolitan Life Insurance Company ("MetLife"), is confronted with a situation that could result in a change in ownership or control of the Company or MetLife, continuity of management at the Company will be essential to the ability of the Company or MetLife, as the case may be, to evaluate and respond to such situation;

                  WHEREAS, the Company understands that any such situation will present significant concerns for the Executive with respect to her financial and job security;

                  WHEREAS, the Company desires to assure itself of the Executive's services during the period in which it or MetLife is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of her position without undue distraction;

                  WHEREAS, to achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and the Executive with certain rights and obligations upon the occurrence of a MetLife Change of Control, a Potential MetLife Change of Control or a Company Change of Control (as each such term is defined in Section 2 hereof);

                  NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the Company and the Executive as follows:

                  1. Operation of Agreement. (a) Term. The initial term of this Agreement shall commence on the date hereof and continue until the third anniversary of the date hereof. Thereafter, this Agreement will automatically renew for successive and consecutive additional three year periods following the end of its initial term and any extended term, unless the Company or the Executive gives the other party written notice
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at least 180 days prior to the date the term hereof would otherwise renew that it or she does not want the term to be so extended; provided, however, that, the Company may not deliver a notice of nonrenewal after (i) a Potential MetLife Change of Control (as is defined in Section 2(b) hereof) unless the Board of Directors of MetLife (the "MetLife Board") has adopted a Nullification Resolution (as defined in Section 2(b) hereof) with respect to such Potential MetLife Change of Control, (ii) a MetLife Change of Control (as defined in
Section 2(a) hereof) or (iii) a Company Change of Control (as defined in Section 2(e) hereof). Notwithstanding anything to the contrary in this Agreement, the term of this Agreement shall in all events expire (regardless of when the term would otherwise have expired) on the second anniversary of the earlier to occur of a MetLife Change of Control or a Company Change of Control.

                  (b) Effective Date. Notwithstanding the provisions of Section 1(a) hereof, this Agreement shall govern the terms and conditions of the Executive's employment and the benefits and compensation to be provided to the Executive commencing on the date on which a Potential MetLife Change of Control, a MetLife Change of Control or a Company Change of Control occurs (the "Effective Date") and ending on the date the term of this Agreement otherwise expires, provided that if the Executive is not employed by the Company on the Effective Date, this Agreement shall be void and without effect. If this Agreement is rendered void and without effect under the immediately preceding sentence, nothing in this Section 1(b) shall be construed to limit or otherwise impair the effectiveness of any agreement between the Executive and MetLife which provides the Executive with comparable benefits and employment protection.

                  2. Definitions. (a) MetLife Change of Control. For the purposes of this Agreement, a "MetLife Change of Control" shall be deemed to have occurred if:

                  (i) any person (within the meaning of Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MetLife representing 25% or more of the combined Voting Power (as defined below) of MetLife's securities;

                  (ii) within any 24-month period, the persons who were members of the MetLife Board at the beginning of such period (the "Incumbent Directors") shall cease to constitute at least a majority of the MetLife Board or the board of directors of any successor to MetLife provided, however, that any director elected to the MetLife Board, or nominated for election, by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this subclause 2(a)(ii);

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                  (iii) the policyholders of the MetLife, if at the time in
         question MetLife is a mutual life insurance company, approve a merger, consolidation, division, sale or other disposition of all or substantially all of the assets of MetLife (a "Mutual Event"); provided, however, that a Mutual Event shall not be treated as a MetLife Change of Control for purposes of this Agreement if (x) MetLife is the surviving company in any such merger or other transaction and
         (y) pursuant to the terms of the agreement governing the transaction constituting the Mutual Event, the persons who were members of the MetLife Board immediately prior to such Mutual Event constitute at least 75% of the members of the MetLife Board immediately following the consummation of such Mutual Event; or

                  (iv) the stockholders of MetLife, if at the time in question MetLife is a stock company, approve a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of MetLife (a "Corporate Event"), and immediately following the consummation of which the stockholders of MetLife immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (x) in the case of a merger or consolidation, the surviving or resulting corporation, (y) in the case of a share exchange, the acquiring corporation or (z) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of MetLife immediately prior to such Corporate Event; or

                  (v) any other event occurs which the MetLife Board declares to be a MetLife Change of Control.

Notwithstanding the foregoing, a MetLife Change of Control shall not be deemed to have occurred merely as a result of (i) the conversion of MetLife from a mutual life insurance company to a stock company whose shareholders are either
(x) primarily persons who were policyholders of MetLife immediately prior to such transaction and/or a trust holding the shares of MetLife for the benefit of such policyholders or (y) another corporation the shares of which are held primarily by the persons and/or trust described in subclause (x); (ii) MetLife becoming a direct or indirect subsidiary of a mutual holding company whose members are primarily persons who were policyholders of MetLife immediately prior to such transaction or (iii) an underwritten offering of the equity securities of MetLife where no Person (including any group (within the meaning of Rule 13d-5(b) under the Exchange Act)) acquires more than 25% of the beneficial ownership interests in such securities.

                  (b) Potential MetLife Change of Control. For the purposes of this Agreement, a Potential MetLife Change of Control shall be deemed to have occurred if:

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                  (i) a Person commences a tender offer, with adequate
         financing, which, if consummated, would result in such Person being the "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of MetLife representing 10% or more of the combined Voting Power of MetLife's securities;

                  (ii) MetLife enters into an agreement the consummation of which would constitute a MetLife Change of Control;

                  (iii) any person (including any group (within the meaning of Rule 13d- 5(b) under the Exchange Act)) other than MetLife attempts, directly or indirectly, to replace more than 25% of the members of the MetLife Board; provided, however, that any action taken in support of a nominee approved by a majority of the members of the MetLife Board then in office shall not be given any effect in determining whether a Potential MetLife Change of Control has occurred;

                  (iv) certification, pursuant to New York Insurance Law Section 4210(h)(1)(B) (or any successor provision thereto) of an independent nomination of candidates to replace more than 25% of the members of the MetLife Board; or

                  (v) any other event occurs which the MetLife Board declares to be a Potential MetLife Change of Control.

Notwithstanding the foregoing, if, after a Potential MetLife Change of Control and before a MetLife Change of Control, the MetLife Board makes a good faith determination that such Potential MetLife Change of Control will not result in a MetLife Change of Control, the MetLife Board may nullify the effect of the Potential MetLife Change of Control (a "Nullification") by resolution (a "Nullification Resolution"), in which case the Executive shall have no further rights and obligations under this Agreement by reason of such Potential MetLife Change of Control; provided, however, that if the Executive shall have delivered a Notice of Termination (within the meaning of Section 6(f) hereof) prior to the date of the Nullification Resolution, such Resolution shall not effect the Executive's rights hereunder. If a Nullification Resolution has been adopted and the Executive has not delivered a Notice of Termination prior thereto, the Effective Date for purposes of this Agreement shall be the date, if any, during the term hereof on which another Potential MetLife Change of Control or any actual MetLife Change of Control occurs.

                  (c) Voting Power. A specified percentage of "Voting Power" of a company shall mean such number of the Voting Securities as shall enable the holders thereof to cast such percentage of all the votes which could be cast in an annual election of directors and "Voting Securities" shall mean all securities of a company entitling the holders thereof to vote in an annual election of directors.

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                  (d) Affiliate. An "Affiliate" shall mean any corporation,
partnership, limited liability company, trust or other entity which, at the relevant time, directly, or indirectly through one or more intermediaries, controls, or is controlled by, the Company.

                  (e) Company Change of Control. A "Company Change of Control" shall mean any transaction or the last in a series of transactions (other than any public offering of any class of capital stock of the Company or any distribution of shares of such capital stock to MetLife's shareholders or, if the MetLife stock is held in trust, to the beneficial owners of such trust) immediately following which MetLife or an affiliate of MetLife does not, directly or indirectly, own or control securities representing at least 50% of the Voting Power of the Company or 50% of the value of all classes of the Company's capital stock.

                  3. Employment Period. Subject to Section 6 hereof, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company, for the period (the "Employment Period") commencing on the Effective Date and ending on the expiration of the term of this Agreement.

                  4. Position and Duties. (a) No Reduction in Position. During the Employment Period, the Executive's position (including titles), authority and responsibilities shall be at least commensurate with those held, exercised and assigned immediately prior to the Effective Date. It is understood that, for purposes of this Agreement, such position, authority and responsibilities shall not be regarded as not commensurate merely by virtue of the fact that a successor shall have acquired all or substantially all of the business and/or assets of the Company as contemplated by Section 12(b) hereof. The Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or at any other office or location not more than 35 miles from such pre-Effective Date location. Notwithstanding the foregoing, a transfer of the Executive's employment from the Company to MetLife shall not constitute a reduction in duties or responsibilities so long as the position held with MetLife provides the Executive with duties, authority and responsibilities at least comparable to those she last held as an officer of MetLife and the Executive's title with MetLife is at least commensurate with the titles held at such time by officers of MetLife performing duties and responsibilities at a comparable level.

                  (b) Business Time. During the Employment Period, the Executive agrees to devote her full attention during normal business hours to the business and affairs of the Company and its Affiliates and to use her best efforts to perform faithfully and efficiently the responsibilities assigned to him hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing her personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the

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performance of such responsibilities, and (ii) periods of vacation and sick leave to which she is entitled. It is expressly understood and agreed that the Executive's continuing to serve on any boards and committees on which she is serving or with which she is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive's services to the Company and its Affiliates.

                  5. Compensation. (a) Base Salary. During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the aggregate monthly salary paid to the Executive by the Company and any Affiliates immediately prior to the Effective Date. The base salary shall be reviewed at least once each year after the Effective Date, and may be increased (but not decreased) at any time and from time to time by action of the Board of Directors of the Company (the "Company Board") or any committee thereof or any individual having authority to take such action in accordance with the Company's regular practices. The Executive's base salary, as it may be increased from time to time, shall hereafter be referred to as the "Base Salary". Neither the Base Salary nor any increase in the Base Salary after the Effective Date shall serve to limit or reduce any other obligation of the Company hereunder.

                  (b) Annual Bonus. During the Employment Period, in addition to the Base Salary, the Executive shall be afforded the opportunity to receive an annual bonus (the "Annual Bonus Opportunity") in an amount which provides the Executive with the same bonus opportunity as other executives of the Company and its Affiliates of comparable rank. If any fiscal year commences but does not end during the Employment Period, Executive shall receive a pro-rated amount in respect of the Annual Bonus Opportunity for the portion of the fiscal year occurring during the Employment Period. Any amount payable in respect of the Annual Bonus Opportunity shall be paid as soon as practicable following the year for which the amount (or any prorated portion) is earned or awarded, unless electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.

                  (c) Long-term Incentive Compensation Programs. During the Employment Period, the Executive shall participate in all long-term incentive compensation programs for key executives at the Company (or, if the Executive is then providing services principally to an Affiliate, at such Affiliate) at a level that is commensurate with the level made available from time to time to executives of the Company (or, if applicable, an Affiliate) of comparable rank.

                  (d) Benefit Plans. During the Employment Period, the Executive (and, to the extent applicable, his dependents) shall be entitled to participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs

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of the Company and any Affiliate at the level made available from time to time to other similarly situated officers.

                  (e) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company as in effect from time to time with respect to expenses incurred by other similarly situated officers.

                  (f) Vacation and Fringe Benefits. During the Employment Period, the Executive shall be entitled to paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available from time to time to other similarly situated officers of the Company and MetLife.

                  (g) Indemnification. During and after the Employment Period, the Company shall indemnify the Executive and hold the Executive harmless from and against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, on the same terms and conditions applicable from time to time with respect to the indemnification of its other senior officers of comparable rank.

                  (h) Office and Support Staff. The Executive shall be entitled to an office with furnishings and other appointments, and to secretarial and other assistance, at a level that is at least commensurate with the foregoing provided to other similarly situated officers.

                  6. Termination. (a) Death, Disability or Retirement. Subject to the provisions of Section 1 hereof, this Agreement shall terminate automatically upon the Executive's death, termination due to "Disability" (as defined below) or voluntary retirement under any retirement plan maintained by the Company or an Affiliate, as in effect from time to time. For purposes of this Agreement, "Disability" shall mean the Executive's inability to perform the duties of her position, as determined in accordance with the policies and procedures applicable with respect to the Company's long-term disability plan, as in effect immediately prior to the Effective Date; provided, however, that the Executive's employment may not be terminated for Disability hereunder unless the Executive has requested that she be considered for, and has qualified to receive, long-term disability benefits under such plan.

                  (b) Voluntary Termination. Notwithstanding anything in this Agreement to the contrary, the Executive may voluntarily terminate employment for any reason (including early retirement under the terms of any retirement plan maintained by the Company or an Affiliate, as in effect from time to time), upon not less than 60 days' written notice to the Company, provided that any termination by the Executive pursuant

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to Section 6(d) hereof on account of Good Reason (as defined therein) shall not be treated as a voluntary termination under this Section 6(b).

                  (c) Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" means (i) the Executive's conviction or plea of nolo contendere to a felony; (ii) an act of dishonesty or gross misconduct on the Executive's part which results or is intended to result in material damage to the Company's business or reputation; or (iii) repeated material violations by the Executive of his obligations under
Section 4 hereof, which violations are demonstrably willful and deliberate on the Executive's part.

                  (d) Good Reason. After the Effective Date, the Executive may terminate her employment at any time for Good Reason. For purposes of this Agreement, "Good Reason" means the occurrence of any of the following, without the express written consent of the Executive, after the Effective Date:

                  (i) (A) the assignment to the Executive of any duties inconsistent in any material adverse respect with the Executive's position, authority or responsibilities as contemplated by Section 4(a) hereof, or (B) any other material adverse change in such position, including titles, authority or responsibilities;

                  (ii) any failure by the Company to comply with any of the provisions of Section 5 hereof, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive;

                  (iii) requiring the Executive to be based at any office or location more than 35 miles from the location at which the Executive performed her duties immediately prior to the Effective Date, except for travel reasonably required in the performance of the Executive's responsibilities; or

                  (iv) any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by
         Section 12(b) hereof.

In no event shall the mere occurrence of a MetLife Change of Control or a Company Change of Control, absent any further impact on the Executive, be deemed to constitute Good Reason.

                  (e) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 13(e) hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice given, (i)

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in the case of a termination for Cause, within 10 business days of the Company's having actual knowledge of the events giving rise to such termination or (ii) in the case of a termination for Good Reason, within 120 days of the Executive's having actual knowledge of the events giving rise to such termination. Any such Notice of Termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specify the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice). The failure by the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing her rights hereunder.

                  (f) Date of Termination. For the purpose of this Agreement, the term "Date of Termination" means (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and
(ii) in all other cases, the actual date on which the Executive's employment terminates during the Employment Period.

                  7. Obligations of the Company upon Termination. (a) Death or Disability. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or the Executive's legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company shall pay to the Executive (or her beneficiary or estate), at the times determined below (i) the Executive's full Base Salary through the Date of Termination (the "Earned Salary"), (ii) any vested amounts or benefits owing to the Executive under or in accordance with the terms and conditions of any otherwise applicable employee benefit plans and programs maintained by the Company or any Affiliate, including any compensation previously deferred by the Executive (together with any accrued earnings thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company or an Affiliate (the "Accrued Obligations"), and
(iii) any other benefits payable due to the Executive's death or Disability under the plans, policies or programs maintained by the Company or any Affiliate (the "Additional Benefits").

                  Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

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                  (b) Cause and Voluntary Termination. If, during the Employment
Period, the Executive's employment shall be terminated for Cause or voluntarily terminated by the Executive (other than on account of Good Reason), the Company shall pay the Executive (i) the Earned Salary in cash in a single lump sum as soon as practicable, but in no event more than 30 days, following the Date of Termination, and (ii) the Accrued Obligations in accordance with the terms of the applicable plan, program or arrangement.

                  (c) Termination by the Company other than for Cause and Termination by the Executive for Good Reason.

                  (i) Lump Sum Payments. If (x) the Company terminates the Executive's employment other than for Cause during the Employment Period or (y) the Executive terminates her employment at any time during the Employment Period for Good Reason, the Company shall pay to the Executive, at the times determined below, the following amounts:

                  (A)      the Executive's Earned Salary;

                  (B) a cash amount (the "Severance Amount") equal to three times the sum of

                           (1) the Executive's annual rate of Base Salary as then in effect;

                           (2) the average of the annual bonuses payable to the Executive under the Annual Variable Incentive Plan (or any successor plan thereto) or any other annual incentive compensation plan maintained by an Affiliate in which the Executive participated for the each of the three fiscal years of the Company or, if applicable, such Affiliate (or, if less, the number of prior fiscal years during which Executive was an employee of the Company or an Affiliate) ended immediately prior to the Effective Date for which an annual bonus amount had been determined, as applicable, by the MetLife Board or Company Board or any committee thereof (or, if applicable, the administrator of any plan maintained by an Affiliate) prior to the Effective Date. If the Executive was employed with the Company, an Affiliate or the Company and one or more Affiliate for only a portion of any fiscal year included in the period for which the average referred to in the immediately preceding sentence is determined and the aggregate annual bonus





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                                    payable by all such entities for such fiscal
                                    year took into account such partial period of employment, such bonus for such fiscal year shall be annualized for purposes of calculating such average; and

                           (3) the average of the long-term incentive compensation amounts payable to the Executive by the Company or any Affiliate with respect to each of the last three performance periods (or, if the Executive participated in the long-term compensation program in respect to a lesser number of such performance periods, such lesser number) ended prior to the Effective Date for which the amount payable had been determined, as applicable, by the MetLife Board or the Company Board or any committee of either such Board (or, if applicable, the administrator of any plan maintained by such Affiliate) prior to the Effective Date; provided, however, that, the amount determined under this subclause (3) shall be reduced (but not below zero) by the "Determined Value" (as defined below) of any vested stock options, restricted stock or similar equity-based award relating to the common equity of MetLife on the earlier to occur of the Executive's Date of Termination or the date on which a MetLife Change of Control or a Company Change of Control occurs. For purposes of this Agreement, Determined Value shall mean the excess of the "Equity Value" over the price, if any, payable by the Executive in respect of such stock option or other award and Equity Value shall be determined to be (x) in the case of a MetLife Change of Control occurring by reason of a merger, recapitalization or similar transaction or as a result of a tender offer, the value received by MetLife's equity holders in such transaction or the price paid in such tender offer (with the value of any non-cash consideration to be determined in good faith by the Compensation Committee of the MetLife Board as constituted immediately prior to the Effective Date) and (y) in the case of any other MetLife Change of Control, any Company Change of Control or where the date as of which such Determined Value is measured is the Executive's Date of Termination, the average of the high and low reported sales prices of such equity on the principal securities market on which such equity is traded on the relevant date; and






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                  (C) the Accrued Obligations.

         The Earned Salary and Severance Amount shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination. Accrued Obligations shall be paid in accordance with the terms of the applicable plan, program or arrangement.

                  (ii) Continuation of Benefits. The Executive (and, to the extent applicable, her dependents) shall be entitled, after the Date of Termination until the third anniversary of the Date of Termination (the "End Date"), to continue participation in all of the employee and executive plans providing medical, dental and long-term disability benefits maintained by the Company or an Affiliate (collectively, the "Continuing Benefit Plans"); provided, however, that the participation by the Executive (and, to the extent applicable, his dependents) in any Continuing Benefit Plan shall cease on the date, if any, prior to the End Date on which the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer ("Prior Date"). The Executive's participation in the Continuing Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company through the End Date or the Prior Date. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company's general assets.

                  (iii) Termination of Employment Within Three Years of Normal Retirement Date. Notwithstanding anything else to the contrary contained in this Section 7(c), if the Executive's employment with the Company terminates at any time during the three year period ending on the Executive's normal retirement date, as determined in accordance with the Company's policies then in effect for the Company's senior executives (the "Normal Retirement Date"), and the Executive would be entitled to receive severance benefits under this Section 7(c), then
         (i) the multiplier in Section 7(c)(i) shall not be three, but shall be a number equal to three times (x/1095), where x equals the number of days remaining until the Executive's Normal Retirement Date, and (ii) the End Date described in Section 7(c)(ii) shall not be the third anniversary of the Date of Termination, but shall be the Executive's Normal Retirement Date.

                  (d) Discharge of the Company's Obligations. Except as expressly provided in the last sentence of this Section 7(d) hereof, the amounts payable to the Executive pursuant to this Section 7 (whether or not reduced pursuant to Section 7(e) hereof) following termination of her employment shall be in full and complete satisfaction of the Executive's rights under this Agreement and any other claims she may have in respect of her employment by the Company or any of its Affiliates. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive's receipt of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive's employment with the Company and its Affiliates.

                  (e)      Limit on Payments by the Company.

                  (i) Application of Section 7(e) Hereof. In the event that any amount or benefit paid or distributed to the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to the Executive by the Company or any Affiliate (collectively, the "Covered Payments"), would be an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and would thereby subject the Executive to the tax (the "Excise Tax") imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed), the provisions of this Section 7(e) shall apply to determine the amounts payable to Executive pursuant to this Agreement.

                  (ii) Calculation of Benefits. Promptly after delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all termination benefits to which she would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Executive being subject to the Excise Tax.

                  (iii) Imposition of Payment Cap. If the aggregate value of all compensation payments or benefits to be paid or provided to the Executive under this Agreement and any other plan, agreement or arrangement with the Company or an Affiliate exceeds the amount which can be paid to the Executive without the Executive incurring an Excise Tax, then the amounts payable to the Executive under this Section 7 shall be reduced (but not below zero) to the maximum amount which may be paid hereunder without the Executive becoming subject to such an Excise Tax (such reduced payments to be referred to as the "Payment Cap"). In the event that Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that he will receive in connection with the application of the Payment Cap.

                  (iv) Application of Section 280G. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

                  (A) such Covered Payments will be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Company's independent certified public accountants (or, if the Company does not have its own accounting firm, MetLife's independent certified public accountant) appointed prior to the Effective Date or tax counsel selected by such Accountants (the "Accountants"), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute "parachute payments" or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the portion of the "base amount allocable to such Covered Payments," or such "parachute payments" are otherwise not subject to such Excise Tax, and

                  (B) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of
                           Section 280G of the Code.

                  (v) Adjustments in Respect of the Payment Cap. If the Executive receives reduced payments and benefits under this Section 7(e) (or this Section 7(e) is determined not to be applicable to the Executive because the Accountants conclude that Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a "Final Determination") that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the aggregate "parachute payments" within the meaning of Section 280G of the Code paid to the Executive or for her benefit are in an amount that would result in the Executive being subject an Excise Tax, then the amount equal to such excess parachute payments shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If this Section 7(e) is not applied to reduce the Executive's entitlements under this Section 7 because the Accountants determine that the Executive would not receive a greater net-after tax benefit by applying this Section 7(e) and it is established pursuant to a Final Determination that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Agreement, the Executive would have received a greater net after tax benefit by subjecting her payments and benefits hereunder to the Payment Cap, then the aggregate "parachute payments" paid to the Executive or for his benefit in excess of the Payment Cap shall be deemed for all purposes a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the Company on demand, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of the payment hereunder to the date of repayment by the Executive. If the Executive receives reduced payments and benefits by reason of this
         Section 7(e) and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company shall promptly thereafter pay the Executive the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the original payment due date to the date of actual payment by the Company.

                  (f) Notwithstanding anything else in this Section 7 to the contrary, nothing in this Section 7 shall be construed to release the Company from (or to otherwise waive or modify) the Company's obligation to indemnify the Executive pursuant to Section 5(g) hereof

                  8. Non-exclusivity of Rights. Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any Affiliate and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any Affiliate, including employment agreements or stock option agreements. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any Affiliate at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

                  9. No Offset. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be diminished or otherwise affected by any circumstances, including, but not limited to, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others whether by reason of the subsequent employment of the Executive or otherwise.

                  10. Legal Fees and Expenses. If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of this Agreement, the Company shall pay the Executive's legal expenses (or cause such expenses to be paid) including, but not limited to, her reasonable attorney's fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of this Agreement.

                  11. Company Property. The Agreement to Protect Corporate Property previously executed by the Executive in favor of MetLife is incorporated herein and made a part hereof. The Executive hereby reaffirms her commitments under such agreement, and again agrees to be bound by each of the covenants contained therein for the benefit of the Company in consideration of the benefits made available to her hereby.

                  12. Successors. (a) This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                  (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

                  (c) MetLife Successor. If prior to the occurrence of a MetLife Change of Control, MetLife is a party to a merger, recapitalization, demutualization, restructuring, reorganization or similar transaction, as a result of which MetLife becomes a subsidiary of any entity that was a subsidiary of MetLife immediately prior to such transaction, from and after the date of such transaction the term MetLife as used in the definition of MetLife Change of Control and Potential MetLife Change of Control (but not as used in any other Section hereof, unless required to effect the intent that a Potential MetLife Change of Control or a MetLife Change of Control shall cause the Effective Date of this Agreement to occur) shall refer to such entity.

                  13. Miscellaneous. (a) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, applied without reference to principles of conflict of laws.

                  (b) Arbitration. Except to the extent provided in Section 11(c) hereof, any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in New York City and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

                  (c) Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                  (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive's employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein. The Executive acknowledges that she is entering into this Agreement of her own free will and accord, and with no duress, that she has read this Agreement and that she understands it and its legal consequences.

                  (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

         If to the Executive:    at the home address of the Executive noted
                                 on the records of the Company

         If to the Company:      Metropolitan Property and Casualty
                                 Insurance Company
                                 700 Quaker Lane
                                 Warwick, R.I. 02887
         with a copy to:         Metropolitan Life Insurance Company
                                 One Madison Avenue
                                 New York, New York 10010
                                 Att.: Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                  (f) Tax Withholding. The Company shall withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                  (g) Severability; Reformation. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

                  (h) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or her rights hereunder on any occasion or series of occasions.

                  (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                  (j) Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                  IN WITNESS WHEREOF, the Executive has hereunto set her hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

                            METROPOLITAN PROPERTY AND
                            CASUALTY INSURANCE COMPANY

                            /s/ John S. Lombardo
                            By: John S. Lombardo
                            Title: Sr. Vice President

WITNESSED:

/s/ Richard W. Berstein




                            EXECUTIVE:


                            /s/ Catherine A. Rein

WITNESSED:

/s/ Richard W. Berstein